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EXHIBIT 99.1     PRESS RELEASE



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NEWS  RELEASE


FOR IMMEDIATE RELEASE

DATE:       July 21, 1998
CONTACT:    Patrick J. Owens, Jr.
            Senior Vice President/CFO
PHONE:      (717) 459-3722 office
FAX:        (717) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS THIRD
QUARTER 1998 EARNINGS.

Hazleton, Pa........ E. Lee Beard, President and Chief Executive Officer for
Northeast Pennsylvania Financial Corp. (the Company) (Amex; NEP), the holding company for First Federal Bank (formerly First Federal Savings and Loan Association of Hazleton), reported a net profit for the quarter ended June 30, 1998 of $991,000, or $.17 per share, as compared to $604,000 for the respective prior year period. Due to the Bank's recent conversion and formation of the Company, earnings per share figures for prior year periods are not applicable. For the nine months ended June 30, 1998, the Company had a loss of $942,000, or ($.16) per share, as a result of a one-time $4.8 million non-recurring pre-tax (or $3.1 million after-tax) expense related to the funding of First Federal Charitable Foundation (the Foundation) in connection with the conversion. If the after-tax effect of the contribution were eliminated, the Company would have had net income of $2.2 million, or $.37 per share, for the nine months period ended June 30, 1998, compared to $1.9 million for the comparable prior year period.

                                 (continued)



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NORTHEAST PENNSYLVANIA FINANCIAL CORP. THIRD QUARTER EARNINGS  JULY 1998


Net interest income for the current quarter rose $1 million or 31.8% over the prior year quarter and $1.5 million or 16.2% for the nine months ended June 30, 1998 over the prior year to date. These increases were primarily attributable to higher outstanding loan and investment balances offset by higher outstanding Federal Home Loan Bank (FHLB) advances. The provision for loan losses increased $117,000 for the current quarter over the prior year quarter and $436,000 for the current year to date over the prior year period. This additional provision was due to a changing loan portfolio composition as well as efforts to give a greater consideration to allowance for loan loss ratio levels of peer group institutions. Non-performing assets have remained stable with balances of $1.1 million and $901,000 at June 30, 1998 and June 30, 1997, respectively.

Non-interest income for the current quarter increased $66,000 or 42.0% over the prior year's quarter and $102,000 or 22.5% for the current year to date over the prior year due to increases in service charges and other fee income. Non-interest expense increased $485,000 or 21.4% for the current quarter over the prior year's quarter and $837,000 or 12.5% for the current year to date over the prior year to date, after eliminating the impact of the charitable contribution to the Foundation. These increases were primarily a result of additions to staff relating to the opening of the Mountaintop branch, salary and employee benefit increases (including ESOP accrual) and increased promotion of loan and deposit products.

The company had total assets of $477.8 million as of June 30, 1998, representing an increase of $108.6 million or 29.4% over the balance of $369.2 million as of September 30, 1997. Total assets grew $34.4 million or 7.8% during the current quarter from $443.4 million. The increases were in securities purchased and loan originations, which were funded with the proceeds of the stock offering, additional FHLB advances, and an increase in deposits.

                                 (continued)



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NORTHEAST PENNSYLVANIA FINANCIAL CORP.  THIRD QUARTER EARNINGS   JULY 1998


Mrs. Beard indicated that, in addition to the security purchases and loan originations, the Bank also completed the purchase of $6.2 million dollars in new and used automobile loans from another local financial institution. Also during the quarter, Northeast Pennsylvania Financial Corp. entered into an agreement and completed the purchase of Abstractors, Inc., a local title insurance agency, and the Bank entered into an agreement with T.H.E. Financial Group LTD to provide customers with alternative investment opportunities. Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, which serves the greater Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County, through ten office locations.











                                   (continued)



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


NORTHEAST PENNSYLVANIA FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(Dollars in Thousands, Except Per Share data and ratios)

                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                      ------------------    -----------------
                                           JUNE 30,            JUNE 30,

Operating Data:                         1998       1997      1998      1997
---------------                         ----       ----      ----      ----
Total interest income                $ 7,935    $ 6,771   $21,964   $19,775

Total interest expense                 3,768      3,609    11,190    10,502

Provision for loan losses                292         55       779       137

Non-interest income                      223        157       556       454

Non-interest expense                   2,733      2,369    12,229     6,838
                                      ------     ------    ------     -----

Income (loss) before income taxes      1,365        895    (1,678)    2,752
                                       -----     ------    ------     -----

Net income (loss)                    $   991    $   604   $  (942)  $ 1,891
                                     =======    =======   =======   =======

Earnings (loss) per share - basic        .17        N/A      (.16)      N/A

Earnings (loss) per share - diluted      .17        N/A      (.16)      N/A


BALANCE SHEET DATA:                   6/30/98    3/31/98   9/30/97    6/30/97
-------------------                   -------    -------   -------    -------

Total assets                          $477,807    $443,402   $369,242   $377,518

Total securities                       173,452     128,162     83,698    106,147

Loans, net                             279,696     267,540    261,469    256,128

Deposits                               322,872     311,660    314,123    310,428

Total equity                            84,958      83,974     28,538     28,617

Book value per share                    $14.37     $ 14.20        N/A        N/A


                                     THREE MONTHS ENDED   NINE MONTHS ENDED
                                     ------------------   -----------------
                                           JUNE 30,            June 30,

SELECTED RATIOS:                        1998       1997      1998      1997
----------------                        ----       ----      ----      ----
Return on average assets(1)               .88%       .65%    (.31%)      .69%

Return on average equity(1)              4.67%      8.21%   (2.68%)     9.10%

Net interest margin(1)                   3.75%      3.39%    3.72%      3.41%

Allowances for loan losses to             .72%       .36%     .72%       .36%
  loans, net

(1)  Annualized


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